Exhibit 99.1

CONTACTS:        Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com

Nello Gonfiantini, Diego Pellicer Worldwide, Inc., 775-690-2188, nello@diego-pellicer.com

Neil Demers, Diego Pellicer Colorado, 720-937-9073, neil@diego-pellicer.com

WEBSITE: www.diego-pellicer.com; co.diego-pellicer.com

FOR IMMEDIATE RELEASE

Diego Pellicer Worldwide, Inc. Announces

Record-Breaking Gross Sales In July For Denver Licensee

Increasing average ticket sales demonstrate that
Diego Pellicer – Colorado is commanding the market

DENVER (Aug. 8, 2019) – Summer is heating up for Diego Pellicer – Colorado and July has proven to be the hottest few weeks for the West Alameda location. Diego Pellicer Worldwide, Inc. (OTCQB: DPWW), the premium marijuana brand and retail development company, today announced that its Denver licensee has reported record-breaking July sales along with an increase of 8.56 percent in average ticket sales since April, indicating a solid command of the market.

“Diego Pellicer – Colorado has clearly proven that premium products plus outstanding customer service and a world-class shopping experience is a winning formula for success,” said Ron Throgmartin, chief executive officer, Diego Pellicer Worldwide, Inc. “Take for example craft cannabis, which is big news in the marketplace right now, but something Diego Pellicer – Colorado has worked hard to curate and make available at all price points. This has helped deliver the premium Diego Pellicer promise to expand its customer base.”

Craft Cannabis for the Connoisseur: Throgmartin Featured in Marijuana Business Magazine

Diego Pellicer Worldwide, Inc. CEO Ron Throgmartin was featured in the August 2019 edition of Marijuana Business Magazine. In the three-page article, Throgmartin shares his expertise on the definition of craft cannabis, retail environments, vertical integration strategies and more. Throgmartin states, “We want to be vertically integrated to the extent we have some protection on pricing, availability and quality, but not to the extent it impedes our promise to the consumer that we’re going to put the best available product on the shelf.”

Read the full article “Craft Doesn’t Have to Mean Overpriced,” on page 68 https://mjbizmagazine.com/digital-issues/2019-07-Aug/.

About Diego Pellicer Worldwide, Inc. (OTCQB: DPWW)

Diego Pellicer Worldwide, Inc. is the premium marijuana brand and management company. In addition to its branded locations in Colorado, the company actively seeks to develop and manage high-end, turnkey cannabis retail stores. When federally legal, DPWW is positioned to become a national, vertically integrated cannabis company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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